Dear Shareholder,

On September 9, 2009, the board of trustees for EndowmentsSM voted to recommend that shareholders approve a merger of Endowments: Bond Portfolio with The Bond Fund of America.SM Please refer to the attached letter for details.

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If The Bond Fund of America's board approves the merger, you will receive a proxy statement in the mail later in the year.

Please do not hesitate to call me at 310-996-6153 if you have any questions.

Kind regards,
Abbe Shapiro

This document is not an offer to sell and is not soliciting an offer to buy any securities of the fund. Shareholders of the fund are encouraged to read the proxy statement when it becomes available because it contains important information regarding the proposed transaction. Shareholders will be mailed a proxy statement and proxy ballot and may obtain the proxy statement, as well as other relevant documents, for free on the SEC’s website at sec.gov. For Endowments: Bond Portfolio, the proxy statement and other information may be found under the filings for The Bond Fund of America. You may also request a complimentary copy of the proxy statement by calling Abbe Shapiro at Capital Research and Management CompanySM at 310/996-6153, or by writing to the secretary of the fund at One Market, Steuart Tower, Suite 1800, San Francisco, California 94105.

Investments are not FDIC-insured, nor are they deposits of or guaranteed by a bank or any other entity, so they may lose value.

Investors should carefully consider the investment objectives, risks, charges and expenses of the American Funds. This and other important information is contained in each fund's summary prospectus and/or prospectus, which can be obtained from a financial professional and should be read carefully before investing.

All trademarks referenced are registered trademarks owned by Capital Research and Management Company or an affiliated company.

© 2009 Capital Research and Management Company. All rights reserved.

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Capital Research
and Management Company
333 South Hope Street
Los Angeles, California 90071-1406

September 10, 2009

A message to investors in Endowments: Bond Portfolio

Dear Bond Portfolio shareholder:

On September 9, 2009, the board of trustees for Endowments SM voted to recommend that shareholders approve a merger of Endowments: Bond Portfolio with The Bond Fund of America.SM The board feels the merger will better serve shareholder interests going forward.

What does this mean for you and your investments? Like the Bond Portfolio, The Bond Fund of America is a broadly diversified fixed-income fund dedicated to providing a high level of current income consistent with preservation of capital. The fund has a slightly broader exposure to the overall bond market and is managed by six portfolio counselors and a team of investment analysts. Capital Research and Management Company SM (CRMC) is the investment adviser for The Bond Fund of America, as it is for the Bond Portfolio.

The proposed merger will give shareholders the continued access to CRMC’s research and nearly 80 years of investment experience while also offering a fund with a slightly lower expense ratio. We also want to assure you that, should the merger be approved, you will continue to receive the high level of service you’ve come to expect. The Endowments: Growth and Income Portfolio will not be affected by this merger.

The board of directors for The Bond Fund of America will consider this merger at its meeting on September 17. If approved, we expect to hold a shareholder meeting to vote on the merger in early 2010, and material relating to the merger and the shareholder meeting will be mailed to you later this year. It will contain all the information you need to understand the proposed changes.

Should the merger be approved, your shares in the Bond Portfolio will be converted to Class A shares in The Bond Fund of America at no cost to you. You may continue to purchase additional shares of The Bond Fund of America just as you would have purchased shares in the Bond Portfolio.

If you have questions about this merger, please call your financial adviser or contact Abbe Shapiro at CRMC at 310/996-6153 or ags@capgroup.com. You can also visit www.americanfunds.com to find information about The Bond Fund of America.

As always, we thank you for placing your confidence in Endowments.

Sincerely,

/s/ Robert G. O’Donnell
Robert G. O’Donnell
Vice Chairman of the Board and Principal Executive Officer
Endowments

This document is not an offer to sell and is not soliciting an offer to buy any securities of the fund. Shareholders of the fund are encouraged to read the proxy statement when it becomes available because it contains important information regarding the proposed transaction. Shareholders will be mailed a proxy statement and proxy ballot and may obtain the proxy statement, as well as other relevant documents, for free on the SEC’s website at sec.gov. For Endowments: Bond Portfolio, the proxy statement and other information may be found under the filings for The Bond Fund of America. You may also request a complimentary copy of the proxy statement by calling Abbe Shapiro at Capital Research and Management Company at 310/996-6153, or by writing to the secretary of the fund at One Market, Steuart Tower, Suite 1800, San Francisco, California 94105.